Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of The Royce Fund of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appears in Royce Micro-Cap Opportunity Fund and Royce Opportunity Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings "Financial Highlights for Micro-Cap Opportunity and Opportunity”, "Representations and Warranties by TRF on behalf of the Target Fund" and “Representations and Warranties by TRF on behalf of the Acquiring Fund” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 4, 2019